UNITED STATED
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2004

FIVE STAR QUALITY CARE, INC.
(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of incorporation)	001-16817 (Commission file number)	04-3516029 (I.R.S. employer identification number)

400 Centre Street, Newton, Massachusetts (Address of principal executive offices)	02458 (Zip code)

Registrant’s telephone number, including area code: 617-796-8387

Item 2. Acquisition or Disposition of Assets.

        On March 1, 2004, we, through our subsidiaries, sold an independent and assisted living facility with 229 units located in Elliott City, Maryland (the “Ellicott City Facility”) to a subsidiary of Senior Housing Properties Trust (“Senior Housing”). The purchase price was $24.1 million, the appraised value of the property, paid in cash. The purchase was under the terms of a Purchase and Sale Agreement, dated March 1, 2004, between the Company and the Senior Housing subsidiary. Concurrently with the purchase, our subsidiary leased the property back, as described below. Senior Housing is the Company’s landlord for all our leased properties and was our parent company prior to our spin-off in December 2001. Two of the Company’s directors are current trustees of Senior Housing. The sale of the Elliott City Facility and the lease modifications described below were approved by our independent directors, who are not trustees of Senior Housing.

        Simultaneous with this sale, our existing leases with Senior Housing were modified as follows:

•	the lease for 53 nursing homes and the lease for 13 independent and assisted living facilities were combined into one lease, and the Ellicott City Facility was added to this combined lease;

•	the maturity date of this combined lease was changed to December 31, 2020, from December 31, 2018 and 2019 for the separate leases;

•	the minimum rent for the combined lease of 53 nursing homes and 14 independent and assisted living facilities was increased by $2.4 million per year;

•	for all of our leases with Senior Housing, the amount of additional rent to be paid to Senior Housing was changed to 4% of the increase in revenues at the leased properties beginning in 2006; and

•	all other lease terms remained substantially unchanged.

Item 7. Financial Statements and Exhibits.

        Exhibits.

2.1	Purchase and Sale Agreement, dated as of March 1, 2004, by and among Ellicott City Land I, LLC and Ellicott City Land II, LLC, collectively as Sellers, and SNH CHS Properties Trust, as Purchaser.

10.1	Amended and Restated Lease Agreement, dated as of March 1, 2004, by and among Certain Affiliates of Senior Housing Properties Trust, as Landlord, and Five Star Quality Care Trust, as Tenant.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE STAR QUALITY CARE, INC. By: /s/ Bruce J. Mackey Jr. Name: Bruce J. Mackey Jr. Title: Treasurer and Chief Financial Officer

Dated: March 11, 2004